UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 6, 2016

Commission file no. 333-133184-12

Neiman Marcus Group LTD LLC

(Exact name of registrant as specified in its charter)

Delaware	20-3509435
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Marcus Square 1618 Main Street Dallas, Texas	75201
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (214) 743-7600

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Amendments to Performance-Vested Options.  The Compensation Committee (the “Compensation Committee”) of the Board of Directors of Neiman Marcus Group, Inc. (“Parent”) approved amendments to all outstanding performance-vested non-qualified stock options (“performance-vested options”), including:

•                  25,099 performance-vested options held by Karen W. Katz, President and Chief Executive Officer;

•                  5,500 performance-vested options held by Donald T. Grimes, Executive Vice President, Chief Operating Officer and Chief Financial Officer;

•                  8,067 performance-vested options held by James J. Gold, President, Chief Merchandising Officer;

•                  4,483 performance-vested options held by John E. Koryl, President, Neiman Marcus Stores and Online; and

•                  4,483 performance-vested options held by Joshua G. Schulman, President of Bergdorf Goodman and President of NMG International.

The amendments revise the performance hurdles that trigger the vesting of all or a portion of the performance-vested options. The performance-vested options vest when the amount of capital returned to entities affiliated with Ares Management, L.P. and Canada Pension Plan Investment Board (together, the “Sponsors”) with respect to their shares exceeds revised applicable multiples of the capital invested by the Sponsors, and the internal rate of return exceeds a revised threshold.  All other terms of the outstanding performance-vested options remain unchanged.

Modification of Option Exercise Price.   The Compensation Committee also approved an amendment to the exercise price of all 11,000 non-qualified stock options, consisting of 5,500 time-vested options and 5,500 performance-vested options, that were previously granted pursuant to the Neiman Marcus Group, Inc. Management Equity Incentive Plan to Donald T. Grimes in connection with his hiring to $1,000 per share.  Except as described above under “Amendments to Performance-Vested Options,” all other terms of Mr. Grimes’s options remain unchanged.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEIMAN MARCUS GROUP LTD LLC

Date: September 9, 2016	By:	/s/ Tracy M. Preston
	Name:	Tracy M. Preston
	Title:	Senior Vice President, General Counsel and Corporate Secretary